EXHIBIT 21.1
Subsidiaries of NNN Healthcare/Office REIT, Inc.
NNN Healthcare/Office REIT Holdings, L.P. (Delaware)
NNN Southpointe, LLC (Delaware)
NNN Crawfordsville, LLC (Delaware)
NNN Lenox Medical, LLC (Delaware)
NNN Lenox Medical Land, LLC (Delaware)
NNN Gallery Medical, LLC (Delaware)
NNN Healthcare/Office REIT Commons V, LLC (Delaware)
NNN Healthcare/Office REIT Peachtree, LLC (Delaware)
NNN Healthcare/Office REIT Thunderbird Medical, LLC (Delaware)
NNN Healthcare/Office REIT Triumph, LLC (Delaware)
NNN Healthcare/Office REIT Gwinnett, LLC (Delaware)
NNN Healthcare/Office REIT Market Exchange, LLC (Delaware)
NNN Healthcare/Office REIT Kokomo Medical Office Park, LLC (Delaware)
NNN Healthcare/Office REIT St. Mary Physicians Center, LLC (Delaware)
NNN Healthcare/Office REIT 2750 Monroe, LLC (Delaware)
NNN Healthcare/Office REIT E Florida LTC, LLC (Delaware)
NNN Healthcare/Office REIT Lima, LLC